Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BancTrust Financial Group, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-71910, 333-87659, 333-76575, and 333-106621) on Form S-8 and (No. 333-115129) on Form S-3 of BancTrust Financial Group, Inc. of our reports dated March 15, 2007, with respect to the (i) consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and (iii) the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of BancTrust Financial Group, Inc.

Our report on the Company’s consolidated financial statements refers to the Company’s changes in accounting for share-based payment, evaluating prior year misstatements, and defined benefit pension plans.

/s/KPMG

Birmingham, Alabama

March 15, 2007